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                                                                    Exhibit 3.40



                               OPERATING AGREEMENT
                                       FOR
                          GLOBAL MAILBOX EXPRESS, LLC,
                       A FLORIDA LIMITED LIABILITY COMPANY

         This Operating Agreement (this "Agreement"), is made as of July 1, 1996, by and among the parties listed an The signature pages hereof (collectively referred to as the "Members" or, individually as a "Member"), with reference to the following facts:

         A. The Members have filed Articles of Organization (the "Articles") for Global MailBox Express, LLC (the "Company"), a limited liability company under the laws of the State of Florida, with the Florida Secretary of State,

         B The Members desire to adopt and approve an operating agreement for the Company under the Florida Limited Liability Company Act (the "Act").

         NOW, THEREFORE, the Members by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

                                   ARTICLE I
                             ORGANIZATIONAL MATTERS

1.1 Name. The name of the Company shall be "Global MailBox Express, LLC," The Company may conduct business under that name or any other name approved by the Members.

1.2 Term. The term of the Company commenced as of the date of the filing of the Articles and unless sooner terminated under Section 9.1, shall terminate not later than July 1, 2196, unless earlier dissolved as provided for in the Articles of Organization.

 1.3 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Florida as required by the Act. The principal office of the Company shall be at 4405 N.W. 73rd Avenue, Miami, Florida, 33166-6400, or such location as the Members may determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Members.

1.4 Business of the Company. Notwithstanding the purpose of The Company which is described in the Articles, the Company shall not engage in any business other than the following without the consent of all of the Members:

         (a)      the business of international mail and package forwarding; and

         (b) such other activities directly related to the foregoing business as may be necessary or advisable in the reasonable opinion of the Members to further such business.


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                                   ARTICLE 11
                            CAPITAL CONTRIBUTIONS

         2.1 Capital Contributions. Each Member shall make an initial cash contribution to the capital of the Company in the amount shown opposite the Member's name on Exhibit A attached hereto, Except as provided in this Agreement, no Member may withdraw it or its capital contribution.

         2.2 Capital Accounts. The Company shall establish an individual capital account ("Capital Account") for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1,704-1(b)(2)(iv), its successor, or other relevant law. Upon a valid transfer of a Member's interest in the Company ("Membership Interest") in accordance with
Article V1, such Member's Capital Account shall carry over to the new owner.

         2.3 No Interest. The Company shall not pay any interest on capital contributions.

         2.4 Additional Capital Contributions. The Members shall contribute additional capital to the Company in such amounts and at such times as Members holding a Majority Interest shall determine that additional capital is required. All such capital calls shall be reasonable and reasonably related to the needs of the Company. The Members shall contribute such additional capital in proportion to their respective Percentage Interests. Each Member shall have fifteen (15) days from the date such notice is given to contribute its share of the additional capital to the Company. Each Member shall receive a credit to its Capital Account in the amount of any additional capital which he or she contributes to the Company.

         2.5 Failure to Make Contributions. If a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, the non-. defaulting Members shall send the defaulting Member written notice of such default, giving the defaulting Member thirty (30) days from the date such notice is given to contribute the entire amount of it or its required capital contribution. If the defaulting Member does not contribute its required capital to the Company within said thirty (30) day period, those non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may elect any one or more of the following remedies:


         A. The Percentage Interests shall be adjusted, in which even each Member's Percentage Interest shall be a fraction, the numerator of which represents the aggregate amount of such Member's capital contributions and the denominator of which represents the sum of all Member' capital contributions.

         B - The non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may dissolve tile Company, in which event the Company shall be


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 wound-up, liquidated and terminated pursuant to Article X, and the event will be treated as a Dissolution Event and Article VII will also apply,

          C, The defaulting Members shall have no right to receive any distributions from the Company, until the non-defaulting Members have first received distributions in an amount equal to the additional capital contributed by each non-defaulting Member to the Company plus a cumulative, non-compounded return thereon at the rate of ten percent (10%) per annum,

         D. The defaulting Member shall lose its voting and approval rights under the Act, the Articles and this Agreement until such time As the defaulting Member cures the default.

          "Percentage Interest" shall mean the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. "Majority Interests" shall mean those Members who hold a majority of the Percentage Interests which all Members hold.

          Each Member acknowledges and agrees that (i) a default by any Member in making a required capital contribution will result in the Company and the non-defaulting Members incurring certain costs and other damages in an amount that would be extremely difficult or impractical to ascertain and (ii) the remedies described in this Section 2.5 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company and the non-defaulting Members by reason of the failure of a defaulting Member be suffered by the Company and the non-defaulting Members by reason of the failure of a defaulting Member.

                                   ARTICLE III
                                     MEMBERS

         3 1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be individually or personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

         3.2 Admissions of Additional Members. Additional Members may be admitted only with the approval of all Members. Additional Members will participate in "Net Profits", "Net Losses" (as such Terms are defined in Section 5.1), and distributions of the Company on such terms as are determined by the Members. Exhibit A shall be amended upon the admission of an Additional Member to set forth such Member's name and capital contribution,

         3.3 Payments to Members. Except as specified in this Agreement or pursuant to a transaction permitted by Section 4.6, no Member or person or entity controlled by, controlling or under common control with the Member (each such person or entity is defined as an "Affiliate"), is entitled to remuneration for services rendered or goods provided to the Company. In addition, the Company shall not reimburse the Members and their Affiliates for organization expenses incurred to form the


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 Company, prepare the Articles and this Agreement or pre-formation expenses.


                                   ARTICLE IV
                      MANAGEMENT AND CONTROL OF THE COMPANY

         4.1 Management and Powers. In entering into this Agreement it is the intent of each Member to engage in the management of the Company; however, all management and operational decisions will be made by approval of Members holding Majority Interests, In addition, Members holding Majority Interests may temporarily delegate any of such management and operational authority as such Members deem appropriate.

          4.2 Limitations on Power of Members. Notwithstanding any other provision of this Agreement, no debt or liability may be contracted on behalf of the Company without the approval of Members holding Majority Interests, but Members holding Majority Interests may delegate any such contractual authority as such Members deem appropriate. Additionally, no Member shall have authority to cause the Company to engage in the following transactions without first obtaining the approval of Members holding seventy five percent (75%) of the Membership Interests:

                  (i) The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a 6 month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution,


                  (ii) The merger of the Company with another limited liability company or corporation, general partnership, limited partnership or other entity (except that any act which would cause a Member to incur liability for the obligations of the Company or its successor shall also require the consent of such Member).

                  (iii) An alteration Of the authorized businesses of the Company.

                  (iv) Any act which would make it impossible to carry on the ordinary business of the Company.

                  (v) The confession of a judgement against the Company.

                   (vii) In addition, subject to Section 4.5, no Member may engage in any activity detrimental to the success of the Company, nor may any Member engage in any activity which is a conflict of interest with business performed by Company.

         4.3 Member Approval. No annual or regular meetings of the members are required


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 to be held, However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless otherwise provided in this Agreement, approval of the Members shall mean the approval of Members who hold a majority of the Membership Percentage Interests.

         4.4 Devotion of Time, Each Member shall devote whatever time or efforts it deems appropriate for the furtherance of the Company's business.

Members and their Affiliates may engage or invest in any activity, including without limitation those that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right, in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Member shall have the right to hold any investment opportunity for its own account or to recommend such opportunity to persons other than the Company. The Members acknowledge that certain Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Each Member hereby waives any and all rights and claims which it may otherwise have against the other Members and their Affiliates as a result of any of such activities.


 Notwithstanding the foregoing, and unless waived in writing by Members holding Majority Interests, SkyBox may not expand to serve any new markets or new distribution channels for mail and package forwarding services unless and until the Company shows six consecutive profitable months attributable to the Company hub serving the market to which SkyBox would like to enter. The restrictions in this paragraph do not, apply, however, to Latin America or the Caribbean.

 In addition, during the term of the Membership of SkyBox in Company and for one
 (1) year thereafter, SkyBox, agrees that for any current and future mail and package forwarding business which SkyBox conducts independently of the Company, the following terms shall apply:

a. SkyBox may not utilize retail outlets as a means of distribution which could reasonably be determined to be competing with the Company and the MBE Network;

b. The mail and packages forwarded by SkyBox must be delivered directly to a home or place of business with the exception of occasional pick-ups by clients of SkyBox from SkyBox offices; and

c. Any prices charged to customers of the Company shall be at least twenty percent (20%) less than prices charged to SkyBox customers.

Manager has had discussions with certain co-marketing partners such as AT&T, Diners


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 Club and several airlines that may result in the establishing of a proprietary brand name product for a co-marketing partner, which SkyBox would operate. These agreements would not be considered Competitive to MBE or to the Company, provided thc mail delivery is exclusively to customers' business premises or home addresses and not to retail outlets and, provided further, that the Company is given an option to participate where it is reasonable to do so. Manager will use good faith efforts to include Company, Company's distribution system and Company's services in any such co-marketing programs,

          Company acknowledges that SkyBox has entered into agreements with certain courier companies whose primary business is delivery of priority mail and parcels to homes and businesses. These agreements provide for the distribution of materials promoting SkyBox service in conjunction with their delivery services to clients' homes and businesses. Company acknowledges that such promotional materials may be distributed in the offices of these courier companies SkyBox agrees to use its best efforts to prohibit such courier companies or any SkyBox agent from marketing SkyBox services to any retail outlets which could compete with MBE Centers in providing services similar to those offered by the Company. A retail outlet is defined as any facility which customers visit for the purpose of picking up mail or packages.

 Any customers and customer lists of the Company belong solely to the Company and those customers may not be solicited by or marketed to by any other entity, including SkyBox, without the written approval of Members holding Majority Interests.

         4.6 Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are Fair and reasonable to the Company and are at least as favorable to the Company as those that are general available from persons capable of similarly performing them, as long as the Members holding a majority of the Membership Interest approve the transaction in writing.

         4.7 Operations Information Developed or Used by Company. Any and all systems and procedures developed for or used by Company will be owned by the Company and are acknowledged by all Members to be Company assets. Such items include, without limitation, any operations manuals, software, internal operating procedures, and marketing materials.

                                    ARTICLE V
           ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

         5.1 Allocations of Net Profit and Net Loss.

                  A. Net Loss. Net Loss shall bc allocated to the Members in proportion to their Membership Percentage Interests.


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                  B. Net Profit. Net Profit shall be allocated to the Members in
 Proportion to their Membership Percentage Interests.

         5.2 Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, Members holding a Majority Interests may elect from time to time to cause the Company to make distributions. Distributions shall be made either to the Members in proportion to their unreturned capital contributions until each Member has recovered its capital contributions, or to the Members in proportion to their Membership Interests, at the option of Company.


                                   ARTICLE V1
                      TRANSFER AND ASSIGNMENT OF INTERESTS

         6.1 Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest (collectively, "transfer") except with, the prior approval of all Members, which approval may be given or withheld in the sole discretion of the Members.

         6.2 Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) consent of the Members is given in accordance with Section 6.1, (ii) such substitute Member executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such Substitute Member pays any reasonable expenses in connection with its admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

6.3
Transfers in Violation of this Agreement and transfers of Partial Membership Interests. Upon a transfer in violation of this Article VI, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to receive the share of the Company's Net Profits, Net Losses and distributions of the Company's assets to which the transferor would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the remaining Members, a transfer in violation of this Article VI would cause the termination of the Company under the Code, in the. sole discretion of the remaining; Members, the transfer shall be null and void.

                                   ARTICLE VII
                     CONSEQUENCES OF DISSOLUTION EVENTS AND
                       TERMINATION OF MEMBERSHIP INTEREST

         7.1 Dissolution Event. Upon the occurrence of the withdrawal, resignation, bankruptcy or dissolution of any Member ("Dissolution Event"), the Company, shall dissolve unless all of the remaining Members ("Remaining Members") consent within ninety


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(90) days of the Dissolution Event to the continuation of the business of the
Company. If the Remaining Members so consent, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Member (or it or its legal representative) whose actions or conduct resulted in the Dissolution Event ("Former Member") shall sell the Former Member's Membership Interest ("Former Member's Interest") as provided in this Article VII.

         7.2 Withdrawal. Notwithstanding Section 7.1, upon, the withdrawal by a Member such Member shall be treated as a Former Member, and, unless the Company dissolves as a result of such withdrawal, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Former Member shall sell, the Former Member's Interest as provided in this
Article VII.

         7.3 Purchase Price. The purchase price for the Former Member's Interest shall be the fair market value of the Former Member's Interest as determined by an appraisal of three appraisers selected as follows: one appraiser selected by the Former Member, one appraiser selected by Remaining Members holding a majority of the remaining Membership Interests, and a third appraiser jointly selected by the first two appraisers. In the event that the three appraisers are unable to unanimously agree on an appraisal, an agreement by any two appraisers shall establish the purchase price of the Former Member's Interest. In the event that no two appraisers agree, the Members shall begin the appraisal process once again. The Company and the Former Member shall each pay one-half of the total cost of the appraisal. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Members, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of such breach.

                                  ARTICLE VIII
                    ACCOUNTING, RECORDS, REPORTING BY MEMBERS

         8.1 Books and Records, The books and records of the Company shall be kept in accordance with the accounting methods followed for federal income tax purposes. The Company shall maintain at its principal office in Florida, or at a place designated by the Members, all of the following:

         A A current list of the full name and last known business or residence address of each Member, together with the capital contributions, capital account and Membership Interest of each Member;

         B A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which The Articles or any amendments thereto have been executed;

         C. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;


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         D. A copy of this Agreement and any and all amendments thereto together with executed copies of any power of attorney pursuant to which this Agreement or any amendments thereto have been executed;

         E. Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years; and

         F. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

         8,2 Reports. The Company shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency both foreign and domestic. The Company shall cause to be prepared at least annually information concerning the Company's operations necessary for the completion of the Member's federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year (i) such information as is necessary to complete the Members' federal and state income tax or information returns and (ii) a copy of the Company's federal, state and local income tax or information returns for the year.

         8.3 Bank Accounts. The Members shall amintain the funds of the Company in one or more, separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. Any Member, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of depositing into the Company's accounts. All checks, drafts, and other instruments obligating the Company to pay money must be signed on behalf of the Company by Members holding Majority Interests or as delegated by such Members.

         8.4 Tax Matters for the Company. MBE is designated, as "Tax Matters Partner" (as defined in Code Section 6231, its successor or other relevant law), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities and to expend Company funds for professional services and costs associated therewith.

                                   ARTICLE IX
                           DISSOLUTION AND WINDING UP

         9.1 Conditions of Dissolution, The Company shall dissolve upon the occurrence of any of the following events:

         A. Upon the happening of any event of dissolution specified in the Articles;

         B. Upon the entry of a decree of judicial dissolution pursuant to Florida law;


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         C. Upon the vote of Members holding at least fifty one (5 1%) percent of the Membership Percentage Interests, however, dissolution pursuant to such vote may not occur until after August 1, 1998;

         D. The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 7.1 to continue the business of the Company within ninety (90) days after the occurrence of such event, or

         E. The sale of all or substantially all of the assets of Company.

In the event that Company is dissolved under the terms of Section 9.1.C., above, the Members holding Majority Interests may consent within ninety (90) days of the announcement of such dissolution to the continuation of the business of the Company. In such case, the Members holding Majority Interests will purchase the minority interests in the Company according to the formula set forth in Section 7.3.

         9.2 Rights Upon Dissolution. SkyBox shall prepare and deposit with Company, and shall keep current, copies of software and all applicable operations manuals relevant to providing the services (Collectively the "Operations Information"). Upon dissolution, the following terms apply:

                  a, All customers and the ownership of any and all customer lists revert solely to Members holding Majority Interests and may not be used by any other Members or entities for any reason whatsoever without the written consent of such Members holding Majority Interests;

                  b The ownership of any software developed by the Company and all rights to utilize software required to conduct company business revert solely to Members holding Majority Interests,

                  c. The ownership of all USPS "caller boxes" reverts solely to Members holding Majority Interests,

                  d. Members holding Majority Interest shall have unrestricted access to the Operations Information to enable it to service the MBE Network;

                  e. Members holding Majority Interests shall have the right but not the obligation to take over and operate that part of Company's or SkyBox's operations serving the MBE Network and Company, and SkyBox shall cooperate fully with MBE to ensure that the portion of the MBE Network which is contracting with the Company receives the services uninterrupted pending transition to the new provider of the Services;

                  f. Members holding Majority Interests are granted the right but not the


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                           obligation to pick up packages for customers of the
                           MBE Network from the Company or SkyBox Hub locations or to have Company or SkyBox deliver the packages to a separate location designated byMBE for a period of one year, and payments by MBE shall equal the reasonable cost for such services: and

                  g. Company or SkyBox shall deliver mail and packages for MBE Customers which are in transit at the time of termination and MBE shall have the option to require SkyBox to continue offering the Services to customers of the MBE Network pursuant to the terms of this such customer's agreements with Company for a reasonable period of time, not to exceed 90 days.

         9.3 Winding Up. Upon the dissolution of the Company, the Company's remaining assets shall be disposed of and its affairs wound up. Members holding Majority Interests are granted the right to purchase such remaining assets at market value. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.

         9.4 Order of Payment of Liabilities Upon Dissolution, After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive cpaital account balances, after taking into account income and loss allocations for the Company's taxable year during which liquidation occurs.

         9 5 Limitations on Payment of Liabilities Upon Dissolution. Except as otherwise specifically provided in this Agreement, each Memberr shall be entitled to look only to the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits against any other Member except as provided in Article X.

         9.6 Certificates, The Company shall file with the Florida Secretary of State a Certificate of Dissolution upon the dissolution of the Company and Certificate of Cancellation upon the completion of the winding up of the Company's affairs.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Indemnification of Agents. The Company shall indemnify any Member and may, upon vote of Members with majority Membership Interests, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he, she or it is or was a Member, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, he, she or it is or was serving at the request of the Company as a manager,


                                  Page 11 of 13

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director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.


                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Complete Agreement. This Agreement and the Articles and the parties' Management Agreement constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements among the Members. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

         11.2 Binding Effect. Subject to the provision of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

         11.3 Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel,

         11.4 Arbitration. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement which cannot be resolved first by good faith negotiations and mediation shall be submitted to the American Arbitration Association for arbitration in San Diego, California. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the Terms of this Agreement, or not available in a court of law. In addition, the arbitrator shall have no power or authority to aware punitive, consequential or incidental damages.

         11.5 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

         11.6 Notices, Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days' prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice will be given.


         11.7 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

         11.8 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which Any person may be lawfully entitled.

         11 9 Confidential Information. SkyBox and MBE shall preserve in strict confidence any confidential or proprietary information each obtains from the other and agrees to refrain from disclosing such information to any other person or business organizations. Subject to the terms of Section 9.2, upon termination of this Operating Agreement, withdrawal of SkyBox or MBE from Company, or upon dissolution of Company, SkyBox and MBE shall return all such information to the other. SkyBox agrees that it will maintain the absolute confidentiality of any customer list of MBE, MBE Master Licensees, and any list of MBE Centers, disclosing same to its employees only to the extent necessary for compliance with this Agreement to the extent necessary to operate Company. SkyBox. agrees that it will not use any customer lists or such other confidential information in any other business or in any manner not specifically authorized or approved in writing by Company.


         IN WITNESS WHEREOF, all of the Members of Global MailBox Express, LLC, a Florida Limited Liability Company, have executed this Agreerment, effective as of the date written above.



Member                                          MAIL BOXES ETC. USA, INC.
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                                              By:    /s/  A.W.  DeSio
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                                                     A.W. DeSio

Member                                          SKYBOX SERVICES CORPORATION
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                                              By:    /s/  Albert Hernandez
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                                                     Albert Hernandez, President